                                                                   EXHIBIT 4(iv)

                           UPS EMPLOYEES STOCK TRUST

     This trust arrangement is intended as an improved way of keeping intact the stockholdings of Members in a single, unified group. It offers a means by which employees who are employed by the Company may participate in its prosperity during their years of active service, and it will make available stock for purchase by those who will be employees of the Company in future years. Annual statements will give Members accurate, up-to-date records of the stock they have purchased; and certificates representing the stock they own will be kept safe against possible misplacement or loss. Most important, it is hoped and believed that the combined efforts of Members will produce higher earnings, larger dividends and increased value for all stock and in other ways result in benefits to all who are joined in this mutual arrangement.

     TRUST AGREEMENT made as of August   , 1995, by certain owners of shares of
United Parcel Service of America, Inc. (the "Company") Common Stock, par value $.10 per share (the "Common Stock"), who have executed and delivered trust deposit agreements (such owners of shares being hereinafter referred to as "Members" and "Additional Members" as those terms are further defined below) to FIRST FIDELITY BANK, N.A. (the "Trustee").

     1. Trust Property. In consideration of the giving to the Trustee of trust deposit agreements, each Member or Additional Member has deposited with and delivered, conveyed and assigned to the Trustee shares of Common Stock to be held by the Trustee in trust upon the terms hereinafter set forth. The terms of this agreement, which shall be known as UPS EMPLOYEES STOCK TRUST, shall be printed on the back of each trust deposit agreement delivered herewith.

     2. Annual & Quarterly Statements. The Trustee agrees to deliver or cause to be delivered to each Member or Additional Member an annual statement setting forth the Share holdings of the Member or Additional Member as of December 31 of each year, within thirty (30) days after the end of such year. In addition, within thirty (30) days after the end of any calendar quarter in which a Member or Additional Member purchases or sells shares, the Trustee shall send or cause to be sent to the Member or Additional Member, a quarterly statement showing any purchases and sales of the Member's or Additional Member's Shares held in the Trust during the preceding calendar quarter. Each annual and quarterly statement shall include a legend in substantially the following form:

     The shares of United Parcel Service of America, Inc. ("UPS") Common Stock to which this statement relates are subject to the terms, covenants and conditions of the UPS Managers Stock Trust, as of April 15, 1958 (as amended and restated) and all amendments thereto and the UPS Employees Stock Trust and all amendments thereto, as applicable; the Certificate of Incorporation of UPS and all amendments thereto; and the Bylaws of UPS and all amendments thereto; and may not be transferred except in accordance with the terms and provisions thereof. A copy of the UPS Managers Stock Trust, UPS Employees Stock Trust, Certificate of Incorporation and Bylaws are on file at the principal office of UPS.

     3. Dividends. The Trustee shall hold in trust for each Member or Additional Member the Shares so deposited by such person, and shall promptly pay to each Member or Additional Member the full amount of all cash dividends or other distributions made to the holders of said Shares. The Trustee shall retain in the Trust all dividends in stock paid upon said Shares so deposited. As to the portion of any stock dividend which would require fractional shares, the Trustee shall sell for the account of each Member or Additional Member the fractional share he/she would otherwise receive, and remit the cash proceeds of such sale to each said Member or Additional Member. In the event of any distribution in exchange or upon reorganization the same shall be retained by the Trustee and continue to be held pursuant to the terms hereof.

     4. Voting. Promptly upon receipt of notice of the holding of any regular or special meeting of the shareowners of the Company, the Trustee shall advise each Member or Additional Member of the time and place thereof and shall offer to furnish, and furnish if requested, a proxy permitting each Member or Additional Member to vote at such meeting the number of Shares of the Company held by the Trustee hereunder for said Member or Additional Member. Such communication may be sent by the Trustee by regular mail, not registered or certified. If a proxy is not requested by a Member or Additional Member more than ten days prior to such meeting, the Trustee shall execute and deliver to the Secretary of the Company a proxy to vote at said meeting all the Shares for which no proxy has been requested as above provided.

     5. Release of Shares and UPS Option to Purchase. A Member or Additional Member may at any time request in writing that the Trustee release all or part of his/her Shares from the Trust. Upon receipt of such request, the Trustee shall immediately so notify the Company and if the Company within sixty (60) days thereafter gives notice to the Trustee of its intention to purchase the Shares for which release is requested, then such Shares shall not be released from the Trust and shall be held for delivery to UPS for purchase as provided herein against payment of the purchase price provided below in Paragraph 6. If UPS does not exercise its right to purchase, the Trustee shall cause to be delivered to the Member or Additional Member a certificate, registered in his/her name, for the Shares requested to be withdrawn.

     6. Price. The price to be paid at any time by the Company or its nominee, as provided in Paragraphs 5 and 7 hereof, shall be the then fair market value of the said Shares and of any rights, privileges and benefits appurtenant thereto. In the event of a difference of opinion as to the fair market value, such value shall be deemed to be the average price per share of all shares sold during the twelve month period immediately next preceding the receipt by the Company from the Trustee of the Shares being purchased.

     7. Company purchase. (a) At any time after any Member ceases to be an employee of the Company, the Company may notify the Trustee in writing of the termination of such employment. After such termination of employment, the Company shall have the right to purchase Shares from the Member or Additional Member in the manner set forth below at prices determined in accordance with Paragraph 6 of this Trust Agreement. Nothing in this Paragraph 7 shall alter or impair the right of the Member or Additional Member under this Trust Agreement to request release of the Shares from the Trust, or the right of the Members and Additional Members as a group to terminate the Trust, or the right of the Company in either event to purchase the Shares held for the benefit of the Member or Additional Member upon the occurrence of such event.

     (b) If less than 1000 Shares of Common Stock (as adjusted for stock splits, stock dividends, or other subdivisions, reclassifications or combinations of the Common Stock occurring after the date hereof), are held by the Trustee for the benefit of the Member's Group when the Member ceases to be an employee of the Company, the Company, at any time and from time to time after the termination, by written notice to the Trustee, may elect to purchase all or any part of the Shares of the Company then held by the Trustee for the benefit of the Member or Additional Member. If, at any time or from time to time, the Company shall elect to purchase less than all of the Shares held by the Member's Group, the Member shall have the right, subject to the Company's consent, to designate from whom within the Member's Group the Company's purchase rights under this subparagraph
(b) will be satisfied, and each Additional Member hereunder consents to the Member's right to designate his/her Shares for purchase hereunder; provided, however, that if the Member does not designate the person or persons from whom Shares are to be purchased, or the amounts thereof, or the Company does not consent to such designation, the Shares shall be purchased as set forth in the Company's notice to the Trustee.

     (c) If 1000 or more Shares of Common Stock (as adjusted for stock splits, stock dividends or other subdivisions, reclassifications or combinations of the Common Stock occurring after the date hereof), are held by the Trustee for the benefit of the Member's Group when the Member ceases to be an employee of the Company, the Company, from time to time upon sixty (60) days prior written notice to the Trustee, may elect to purchase such part of the Shares then held by the Trustee for the benefit of the Member or Additional Member as provided below. However, the Company may not purchase any Shares held by the Trustee for the benefit of the Member or Additional Member pursuant to the provisions of this subparagraph (c) until June of the calendar year next succeeding the year of termination of the Member's employment. Commencing in June of such year, and during each succeeding June thereafter, the Company may elect to purchase from any Member or Additional Member any amount up to an annual amount equal to 10% of the Shares held by the Trustee for the benefit of the Member's Group at the time of the termination of such Member's employment.

Shares held in the Trust as a result of any exercise of a stock option or as a result of any stock dividend, stock split, reclassification or readjustment of the Common Stock occurring after the termination of a Member's employment shall be deemed to have been acquired by the Member or Additional Member prior to the termination of the Member's employment so that the number of Shares that the Company may thereafter purchase shall be adjusted to reflect the additional shares resulting therefrom. The Member shall have the right, subject to the Company's consent, to designate from whom within the Member's Group the Company's purchase rights under this subparagraph (b) will be satisfied, and each Additional Member hereunder consents to the Member's right to designate his/her Shares for purchase hereunder; provided, however, that if the Member does not designate the person or persons from whom Shares are to be purchased, or the amounts thereof, or the Company does not consent to such designation, the Shares shall be purchased as set forth in the Company's notice to the Trustee. Any installment or portion thereof which the Company does not purchase in any annual period may be purchased at any subsequent time.

     (d) Promptly upon receipt by the Trustee of any notice by the Company of its election to purchase Shares, the Trustee shall deliver to the Company, endorsed in blank, the number of Shares designated therein. Within sixty (60) days after receipt of the Shares, the Company or its nominee shall transmit directly to the Member or Additional Member the purchase price for said Shares.

     8. Additional Members. Every Additional Member shall execute a trust deposit agreement, designating the name of the Member from whom he/she acquired the Shares, and shall agree to be bound by and subject to the terms and provisions of this Trust Agreement. If an Additional Member shall fail or refuse to do so, the Company may at any time thereafter, at its option, either (a) purchase such Shares at the price set forth in Paragraph 6 of this Trust Agreement or (b) require the Additional Member to execute a trust deposit agreement. Notwithstanding the foregoing, every transferee of Shares of a Member shall be deemed to be an Additional Member and a member of such Member's Group and shall receive and hold the Shares subject to the terms and provisions of this Trust Agreement.

     9. Hypothecation. Any Member or Additional Member may, if the Company consents, temporarily withdraw for the purpose of hypothecation, as security for loans, all or any part of the Shares held for him/her by the Trustee hereunder. The terms and conditions of such withdrawal shall be set forth in a consent to be executed by the Company and such Member or Additional Member and delivered to the Trustee. By permitting the hypothecation of the Shares, the Company is in no way recommending that the Member or Additional Member hypothecate such Shares.

     10. Non-assignability. The rights of a Member or Additional Member hereunder shall be non-assignable. Any attempted assignment thereof by a Member or Additional Member, or any levy upon or seizure or taking thereof, shall be equivalent to a request to release the said Shares from this Trust. Thereupon all provisions of Paragraph 5 hereof shall become operative as though said Member or Additional Member had requested a release.

     11. Trustee's powers and duties. The Trustee shall retain the Shares placed in trust hereunder, without liability for any decline in the value thereof even if the same shall become non-income producing. The Trustee may register the Shares in its own name as trustee, or in the name of a nominee or nominees. The Trustee shall have power to exercise any conversion privileges, and to consent to or otherwise participate in any mergers, consolidations, reorganizations, dissolutions, exchanges or other changes affecting the Shares or to delegate its discretionary powers relating thereto. The Trustee shall also have power to employ suitable agents and counsel, who may be counsel for the Company, and to pay their reasonable expenses and compensation. The Trustee may also continue to have and exercise, after the termination of this Trust until final distribution thereof, all the title, powers, discretions, rights and duties conferred or imposed upon the Trustee by law or by this Trust Agreement during the existence of the Trust. The Trustee shall also have the power to deposit any Shares held in trust hereunder into another trust (the "Master Trust") created to hold capital stock of the Company for the purpose of facilitating record keeping and other administrative functions relating to capital stock held in trust; provided, however, that nothing in such Master Trust will affect the terms or provisions of this Trust Agreement.

     12. Trustee's liability. The Trustee shall not be under any obligation hereunder to require or enforce the payment by the Company of any sums to any Member or Additional Member or the delivery by the Company to such Member or Additional Member of any Shares. The Trustee may rely upon and need not inquire into the accuracy of any notice given under Paragraph 7 hereof. In the event of any dispute hereunder, the Trustee shall be under no liability if it shall act pursuant to advice of its legal counsel, or may await a final decision by a court of competent jurisdiction before acting. The Trustee shall in no event be subject to any liability for any act or omission in connection with this Trust, except due to its own gross negligence, willful misconduct or lack of good faith.

     13. Change of Trustee. The Trustee may at any time resign as Trustee hereunder by giving to each Member and Additional Member written notice of its intention to resign at least ninety (90) days prior to the effective date thereof. Within sixty (60) days after the giving of such notice, the Members and Additional Members for whom a majority of the Shares are held hereunder may designate in writing a new trustee, and such new trustee so designated shall become Trustee hereunder. If within such sixty (60) day period no such designation of a new trustee has been made, the Company may, at any time prior to the effective date of such resignation, designate a new trustee. If no new trustee is designated, the Trust shall terminate. Further, the Company shall have the right to remove the Trustee at any time, with or without cause, and appoint a successor trustee; provided that such successor trustee is a bank, lending institution, trust company or other financial institution, having trust powers, with a combined capital and surplus of at least $100 million, and provided further, that the Company does not have deposits or loan facilities with such bank, lending institution, trust company or other financial institution in amounts of more than $100 million.

     14. Termination. Members and Additional Members for whom a majority of the shares are held hereunder may at any time, with the prior written consent of the Company, terminate this Trust by written notice delivered to the Trustee. Upon any termination of this Trust, whether by act of the Members and Additional Members or by failure to designate a successor trustee, the Trustee shall promptly deliver to the Company, endorsed in blank, the total number of shares of the Company then held by the Trustee hereunder, together with a list of the Members and Additional Members entitled thereto. The Company shall promptly thereafter deliver to each Member and Additional Member certificates for the number of Shares held for him/her hereunder. In such event, however, the Members and Additional Members hereby grant to the Company an option to purchase such Shares. The terms of the option to purchase granted to the Company shall be as set forth in the legend below and such terms are incorporated herein by reference. The certificates for such Shares shall, in addition to any other legend indicating restrictions on the transfer thereof or any right to purchase such Shares pursuant to the Certificate of Incorporation or Bylaws of the Company, bear a legend setting forth such option to purchase as follows:

                               OPTION TO PURCHASE

     The shares of Common Stock of the Company evidenced by this certificate (and shares of the Common Stock of the Company or other securities distributed as a dividend thereon, or in conversion or reclassification thereof, or exchange therefor) are subject to repurchase by the Company, upon ninety (90) days' prior written notice of its intention to repurchase, sent by certified or registered mail to the record holder hereof at the latest address of such holder appearing on the stock books of the Company, at a price per share in cash equal to the fair market value of the Common Stock of the Company (or such other security) at the time of such repurchase; provided, however, that in the event of a difference of opinion as to the fair market value of the Common Stock of the Company, such value shall be deemed to be the average price per share of all shares sold during a period of twelve (12) months ending on the date of such repurchase. Subject to the terms hereof, the Company may exercise its right of repurchase hereunder at any time and from time to time, as to all or less than all shares of the Common Stock of the Company (or any such other security) subject to such right and held by any person or persons, irrespective of whether such shares are transferred prior to such exercise. Until the repurchase thereof, the holder of any such shares of the Common Stock of the Company (or any such other security) shall have all of the voting and other rights pertaining to such shares.

     15. Liquidation. In the event of liquidation or dissolution of the Company this Trust shall forthwith terminate, and any liquidating dividend received by the Trustee shall be distributed in proportion to the number of Shares then held for the Members and Additional Members.

     16. Definitions. (a) "Additional Member" means, to the extent permitted by the Company's Certificate of Incorporation and Bylaws and as determined from time to time by the Company's Board of Directors, any donee, heir, legatee, administrator, or executor of a Member; any trustee or custodian of an individual retirement account of a Member; and any other transferee, as permitted above, of Shares from a Member. For the purpose of determining when the Company's purchase option under Paragraph 7 commences, the employment of the Member from whom an Additional Member acquired his/her Shares shall govern.

     (b) "Company" means United Parcel Service of America, Inc., or any successor corporation.

     (c) "Employee of the Company" means current and former employees of the Company or any of its subsidiaries or affiliates.

     (d) "Member" means each Employee of the Company signing a trust deposit agreement hereunder.

     (e) "Member's Group" means the Member and each Additional Member who acquired Shares, directly or indirectly, from such Member.

     (f) "Shares" means the shares of Common Stock deposited hereunder pursuant to a trust deposit agreement and any securities relating to share dividends, stock splits, reclassifications or readjustments relating to such shares. Whenever reference is made in this agreement to the delivery of Shares, the same shall be deemed to mean the delivery of a certificate or certificates representing the said Shares. Whenever reference is made in this agreement to the delivery of Shares endorsed in blank, the same shall be deemed to mean the delivery of a certificate or certificates representing said Shares endorsed in blank for transfer.

     17. Assignability of Purchase Rights. Any of the purchase rights granted to the Company hereunder shall be assignable by the Company, in its sole discretion.

     18. Notices. Except as provided in Paragraph 4, any notice or delivery of cash or certificates required or permitted hereunder shall be deemed duly given and completed if properly addressed to the addressee, at his/her last address of record, and deposited in the U.S. mail, by certified or registered mail, or sent via UPS Next Day Air.

     19. Situs. This agreement is entered into and the trust property delivered in the State of New Jersey. The situs of the trust, including all additions thereto, shall be the State of New Jersey, and the trust shall be governed by, construed and administered in accordance with the laws of New Jersey.

     20. Severability. If any of the provisions of this Trust Agreement shall be held invalid by a court of appropriate jurisdiction, this Trust Agreement shall be construed as if not containing such provisions and the rights and obligations of the parties shall be construed and enforced accordingly.

     IN WITNESS WHEREOF this agreement has been executed the day and year first above written.

                                          FIRST FIDELITY BANK, N.A.

                                          By:
                                          --------------------------------------
                                                   Senior Vice President